Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

February 11, 2019

California Republic Funding, LLC

18400 Von Karman Avenue, Suite 1100

Irvine, California 92612

Re:	Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special counsel to California Republic Funding, LLC, a Delaware limited liability company (the “Depositor”), in connection with the preparation of the registration statement on Form SF-3 (the “Registration Statement”) relating to the issuance and sale from time to time in one or more series (each, a “Series”) of asset-backed notes (the “Notes”). The Registration Statement is filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “1933 Act”). As set forth in the Registration Statement, a separate trust (each, an “Issuer”) will be created for the issuance of each Series of Notes pursuant to a separate trust agreement (each, a “Trust Agreement”) between the Depositor and an owner trustee (the “Owner Trustee”). Each Issuer will cause the related Series of Notes to be issued under and pursuant to the conditions of a separate indenture (each, an “Indenture”) between the Issuer and an indenture trustee (the “Indenture Trustee”).

Each Series of Notes will represent obligations of the related Issuer. Asset Backed Certificates (the “Certificates”) will be issued under each Trust Agreement and will evidence the beneficial interest in the related Issuer. The Certificates of a Series will be subordinated to the Notes of the same Series to the extent described in the related Indenture. The Notes of each Series indentified in the prospectus for such Series of Notes will be sold pursuant to an underwriting agreement among the Depositor, California Republic Bank and the underwriters for such Series (the “Underwriters”). The assets of each Issuer will consist primarily of a pool of motor vehicle installment sale contract and installment loan receivables. Each Issuer, Owner Trustee, Indenture Trustee and Underwriters will be identified in the prospectus for each Series of Notes.

As special counsel to the Depositor, we have examined and relied upon forms of the Indenture (including the forms of the Notes attached as an exhibit thereto), Trust Agreement and Underwriting Agreement filed as exhibits to the Registration Statement and upon originals or copies, certified or otherwise identified to our satisfaction, of such additional agreements, instruments, certificates, records and other documents, and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion letter. In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from sites on the internet and the authenticity of the originals of such latter documents. As to facts relevant to this letter, we have relied, without independent investigation, upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Depositor and others.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Depositor is a limited liability company validly existing under the laws of the State of Delaware.

2.

The Notes, when executed and delivered by the Owner Trustee and, when authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters against the consideration set forth in the Underwriting Agreement, will be validly issued and entitled to the benefits of the Indenture and will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:

A.      The foregoing opinions are limited to matters arising under the Delaware Limited Liability Company Act and the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction or, in the case of the State of Delaware, any other Delaware laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, in each case as to any matters arising thereunder or relating thereto.

B.      We express no opinion as to any provision of any instrument, agreement or other document: (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; (iii) regarding waiver of usury, stay, extension or similar laws; (iv) regarding specific performance or the grant of any power of attorney; or (v) requiring any party to take further action or to enter into further agreements or instruments or to provide further assurances. In addition, we wish to advise you that rights to indemnity and contribution may be limited by applicable law or public policy.

C.      Our opinion in paragraph (2), above, is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief and including, to the extent applicable, the rights of creditors of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates.

The opinions expressed herein are expressed and made as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the discussion of our opinions set forth in this opinion letter under the caption “Legal Opinions” in the prospectus included in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours

/s/ Sidley Austin LLP